                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. ___)

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[x]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                            BALANCED CARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[x]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:
                                   ------------------------------------

      (2)   Form, Schedule or Registration Statement No.:
                                                         --------------

      (3)   Filing Party:
                         ----------------------------------------------

      (4)   Date Filed:
                       ------------------------------------------------

                           BALANCED CARE CORPORATION
                                1215 MANOR DRIVE
                       MECHANICSBURG, PENNSYLVANIA 17055

October 17, 2001

Dear Stockholder:

     You are cordially invited to attend the 2000-2001 Annual Meeting of Stockholders (the "Annual Meeting") of Balanced Care Corporation (the "Company"). The Annual Meeting will be held on November 6, 2001, at 8:00 a.m., local time, at the Homewood Suites, 5100 Ritter Road, Mechanicsburg, Pennsylvania 17055.

     At the Annual Meeting, stockholders will be asked to vote upon the following proposals:

        1. To elect two Class III directors, each for a term of two years expiring in 2003.

        2. To elect two Class I directors, each for a term of three years expiring in 2004.

        3. To approve such other matters as may properly come before the meeting.

     The Board of Directors has unanimously approved each proposal and recommends that you vote "FOR" each proposal.

     I urge you to read the enclosed materials. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, AFTER READING THIS PROXY STATEMENT AND THE ENCLOSED MATERIALS, PLEASE INDICATE ON THE PROXY CARD THE WAY YOU WANT TO VOTE YOUR SHARES. PLEASE DATE, SIGN AND MAIL THE PROXY CARD IN THE POSTAGE-PAID ENVELOPE THAT IS PROVIDED. If you sign and return your proxy card without indicating your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of the Board of Directors.

     We hope to see you at the Annual Meeting.

                                        Sincerely,

                                        /s/ Brad E. Hollinger
                                        Brad E. Hollinger
                                        Chairman of the Board, President
                                        and Chief Executive Officer

                           BALANCED CARE CORPORATION
                                1215 MANOR DRIVE
                       MECHANICSBURG, PENNSYLVANIA 17055

               NOTICE OF 2000-2001 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 6, 2001

     NOTICE IS HEREBY GIVEN that the 2000-2001 Annual Meeting of Stockholders (the "Annual Meeting") of Balanced Care Corporation (the "Company") will be held at the Homewood Suites, 5100 Ritter Road, Mechanicsburg, Pennsylvania 17055 on November 6, 2001 at 8:00 a.m., local time, for the following purposes, as more fully described in the attached Proxy Statement:

        1. To elect two Class III directors, each for a term of two years expiring in 2003 (the "Class III Director Proposal").

        2. To elect two Class I directors, each for a term of three years expiring in 2004 (the "Class I Director Proposal").

        3. To approve such other matters as may properly come before the meeting.

     The Board of Directors has fixed the close of business on October 5, 2001 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder of record during ordinary business hours for a period of ten days prior to the Annual Meeting at the executive offices of the Company, 1215 Manor Drive, Mechanicsburg, Pennsylvania 17055.

     A form of proxy containing more detailed information with respect to the matters to be considered at the Annual Meeting accompanies this notice. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF ELECTION OF EACH OF THE TWO CLASS III NOMINEES NAMED IN THE CLASS III DIRECTOR PROPOSAL AND IN FAVOR OF ELECTION OF EACH OF THE TWO CLASS I NOMINEES NAMED IN THE CLASS I DIRECTOR PROPOSAL.

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. If you should decide to attend the Annual Meeting and vote your shares in person, you may revoke your proxy at that time.

                                        By Order of the Board of Directors,

                                        /s/ Robert J. Sutton
                                        Robert J. Sutton
                                        Secretary
October 17, 2001

                           BALANCED CARE CORPORATION
                                1215 MANOR DRIVE
                       MECHANICSBURG, PENNSYLVANIA 17055

                                PROXY STATEMENT
                                OCTOBER 17, 2001

                   PROXY SOLICITATION AND VOTING INFORMATION

GENERAL

     The accompanying proxy is solicited by the Board of Directors of Balanced Care Corporation (the "Company") for use at the 2000-2001 Annual Meeting of Stockholders (the "Annual Meeting") to be held on November 6, 2001, at the Homewood Suites, 5100 Ritter Road, Mechanicsburg, Pennsylvania 17055 at 8:00 a.m., local time, and at any adjournment or postponement thereof. The proxies will be voted if properly signed, received by the Secretary of the Company prior to the close of voting at the Annual Meeting, and not revoked. If no direction is given in the proxy, it will be voted "FOR" the Class III Director Proposal to elect each of the two Class III directors, David L. Goldsmith and Brad E. Hollinger, nominated by the Board of Directors and "FOR" the Class I Director Proposal to elect each of the two Class I directors, Y. Dov Meyer and Barry Reichmann, nominated by the Board of Directors (hereinafter, the Class III Director Proposal and the Class I Director Proposal may be collectively referred to as the "Director Proposals"). The Company has not received timely notice of any stockholder proposals for presentation at the Annual Meeting as required by
Section 14a-4(c) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"). Therefore, with respect to any other item of business that may come before the Annual Meeting, the proxy holders have the right to and will vote in accordance with their judgment.

     A stockholder who has returned a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering a revised proxy bearing a later date, by voting by ballot at the Annual Meeting, or by delivering a written notice withdrawing the proxy to the Secretary of the Company. This notice may be mailed to the Secretary at the address set forth above or may be given to the inspector of election at the Annual Meeting.

     This Proxy Statement, together with the accompanying proxy materials, is first being mailed to stockholders on or about October 17, 2001. The cost of this solicitation of proxies will be borne by the Company. The directors, officers, employees and affiliates of the Company, without receiving additional compensation for these services, may also solicit proxies by telephone, telegram, electronic mail, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of record by such persons and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so. The cost of this proxy solicitation will consist primarily of printing, legal fees, and postage and handling.

VOTE REQUIRED; QUORUM

     Only holders of record at the close of business on October 5, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On that date, 34,172,847 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote as of the Record Date on each matter submitted to the stockholders for approval at the Annual Meeting. The presence, in person or by proxy, of a majority of the voting power of the outstanding shares of Common Stock entitled to vote on every matter that is to be voted on shall constitute a quorum at the Annual Meeting. Provided that a quorum is present at the Annual Meeting, the affirmative vote of a plurality of the shares present and entitled to vote is required for (i) the election of each of the two Class III nominees contemplated in the Class III Director Proposal and (ii) the election of each of the two Class I nominees contemplated in the Class I Director Proposal.

     Votes may be cast in favor of or withheld from the nominees for directors contemplated in each of the Director Proposals.

     Abstentions may be specified as to any proposal brought before the Annual Meeting (other than the election of directors contemplated in the Director Proposals). An abstention will have the effect of a negative vote, but if a broker indicates that it does not have authority to vote certain shares (so-called "broker non-votes"), those shares will not be considered present and entitled to vote with respect to that proposal and therefore will have no effect upon the outcome of the vote. Under the rules of the American Stock Exchange (the "AMEX"), brokers holding shares may vote without specific instruction from beneficial owners on the election of directors.

                             THE DIRECTOR PROPOSALS

     The Company's Certificate of Incorporation and Bylaws, as amended (the "Bylaws"), provide that the number of directors shall be determined from time to time by the Board of Directors (but shall be no less than three and no more than nine) and that the Board shall be divided into three classes. On October 8, 1999, the Board of Directors increased its size from seven to nine members, with three members in each class. In December 2000, Paul Reichmann and Pier Borra, each a Class I director, George Strong and Manfred Walt, each a Class II director, and George Kuhl, a Class III director, resigned. Y. Dov Meyer replaced Paul Reichmann as a Class I director and Gary Goodman replaced Manfred Walt as a Class II director. As a result, the Board currently consists of six members, with two members and one vacancy in each class. The terms of office of the three classes of directors (Class I, Class II and Class III) end in successive years. The terms of the Class III directors were to expire and their successors were to have been elected at the Company's 2000 annual meeting of stockholders (the "2000 Annual Meeting"). However, because the Company postponed its 2000 Annual Meeting, the terms of the Class III directors will expire this year and their successors are to be elected at the Annual Meeting for a two-year term expiring in 2003. The terms of the Class I directors expire this year and their successors are to be elected at the Annual Meeting for a three-year term expiring in 2004. The terms of the Class II directors do not expire until 2002.

     The Board of Directors has nominated David L. Goldsmith and Brad E. Hollinger for election as Class III directors, and Y. Dov Meyer and Barry Reichmann for election as Class I directors. The accompanying proxy will be voted for the election of these nominees, unless authority to vote for one or more nominees is withheld. In the event that any of the nominees is unable or unwilling to serve as a director for any reason (which is not anticipated), the proxy will be voted for the election of any substitute nominee designated by the Board of Directors. Each nominee is a current member of the Board of Directors. Pursuant to a Subscription Agreement dated as of October 8, 1999, as amended and restated October 11, 1999 (the "Subscription Agreement"), between the Company and IPC Advisors S.A.R.L., a Luxembourg company ("IPC"), IPC is entitled to nominate for election two Class I directors, one Class II director and one Class III director at each meeting of the Company's stockholders at which directors of the Company of such class are to be elected. IPC has not designated any nominees for election at this year's Annual Meeting. As of the Record Date, IPC was the holder of approximately 53% of the issued and outstanding Common Stock of the Company.

VOTE REQUIRED

     Approval of the election of the Class III and Class I nominees contemplated in the Director Proposals will require the affirmative vote of at least a plurality in voting interest of the stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon. If not otherwise provided, proxies will be voted "FOR" approval of the election of the Class III nominees and the Class I nominees named in the Director Proposals. Abstentions may not be specified with respect to the election of the two Class III or two Class I nominees contemplated in the Director Proposals. Broker non-votes will not be treated as shares entitled to vote on the election of the two Class III and two Class I nominees contemplated in the Director Proposals and will have no effect on the outcome of the proposals.

BOARD RECOMMENDATION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR CLASS III DIRECTORS CONTEMPLATED IN THE CLASS III DIRECTOR PROPOSAL AND "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR CLASS I DIRECTORS CONTEMPLATED IN THE CLASS I DIRECTOR PROPOSAL.

                   CLASS III DIRECTORS--NOMINEES FOR TERMS TO EXPIRE IN 2003

DAVID L. GOLDSMITH                   Since March 1999, Mr. Goldsmith has served as Managing
  Age 53                             Director for RS Investment Management, an independent money
  Director since 1996                management firm. Prior to his service at RS Investment
                                     Management, Mr. Goldsmith was associated with BancAmerica
                                     Robertson Stephens and its predecessors for more than 15
                                     years, serving as a Managing Director, Health Care for more than five years. Mr. Goldsmith is also a member of the
                                     Boards of Directors of Apria Healthcare Group Inc. and
                                     selected private companies.

BRAD E. HOLLINGER                    Before joining the Company in 1995, Mr. Hollinger served as
  Age 46                             Executive Vice President of the Contract Services Group of
  Chairman of the Board, President   Continental Medical Systems, Inc. ("CMS"), a national
  and Chief Executive Officer and a  provider of medical rehabilitation services and contract
  Director since 1995                therapy services from 1992 to 1995. Mr. Hollinger also
                                     served as Senior Vice President/Development of CMS from
                                     1987 to 1990, leading the development and financing of
                                     eighteen inpatient medical rehabilitation hospitals in
                                     seven states. From 1985 to 1987, Mr. Hollinger served as
                                     Vice President of Development and Chief Development Officer
                                     of Rehab Hospital Service Corporation, a wholly-owned
                                     subsidiary of National Medical Enterprises, Inc. now known as Tenet Healthcare, Inc.

                    CLASS I DIRECTORS--NOMINEES FOR TERMS TO EXPIRE IN 2004

Y. DOV MEYER                         Since July 1996, Mr. Meyer has served as a Vice President
  Age 37                             of International Property Corporation and its affiliates, a
  Director since 2000                privately owned property development and management
                                     company.

BARRY REICHMANN                      Mr. Reichmann is the President, Chief Executive Officer and
  Age 34                             a Trustee of Retirement Residences Real Estate Investment
  Director since October 1999        Trust ("RRR"), a real estate investment trust listed on the
                                     Toronto Stock Exchange. Mr. Reichmann is responsible for
                                     RRR's overall strategy and business development. Mr.
                                     Reichmann has been the President and a member of the Board of Directors of Central Park Lodges Ltd., a private health care company, since 1994. Mr. Reichmann is also the
                                     President and a Trustee of CPL Long Term Care Real Estate
                                     Investment Trust, a real estate investment trust listed on the Toronto Stock Exchange. Mr. Reichmann previously worked for Reichmann International Development Corporation, a
                                     privately owned property development and management
                                     company.

                  CONTINUING CLASS II DIRECTORS--PRESENT TERM EXPIRES IN 2002

EDWARD R. STOLMAN                    Mr. Stolman has owned and operated Stolman Investments
  Age 75                             since 1982, specializing in real estate and health care
  Director since 1997                investments and consulting. He joined Hospital Affiliates
                                     International, Inc. in 1968 and served as Executive Vice
                                     President and Vice Chairman, and also served as Chairman of
                                     Affiliated Health Corporation from 1984 to 1990. Mr.
                                     Stolman was an original investor in and a member of the
                                     Board of Directors of Dovebar International, Inc.

GARY GOODMAN                         Since February 1993, Mr. Goodman has served as an Executive
  Age 58                             Vice President of Reichmann International Development
  Director since 2000                Corporation and International Property Corporation and
                                     their affiliates, privately owned property management and
                                     development companies.

MEETINGS AND COMMITTEES OF THE BOARD

     During the fiscal year ended June 30, 2000 ("Fiscal 2000"), the Board of Directors met on four occasions and held telephonic conference calls on six additional occasions. The Board of Directors took action by unanimous written consent on eight occasions. During the fiscal year ended June 30, 2001 ("Fiscal 2001"), the Board of Directors met on nine occasions and held telephonic conference calls on three additional occasions. The Board of Directors took action by unanimous written consent on three occasions.

     The Board has two standing committees: the Audit and Compensation Committees. The Board does not have a nominating committee. All members of the Board of Directors attended at least 75% of their combined board and committee meetings in Fiscal 2000, and 2001 except Barry Reichmann, who was unable to attend certain meetings due to previous commitments.

     The Audit Committee currently consists of David L. Goldsmith, Barry Reichmann, Edward Stolman and Gary Goodman. This committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting. The Audit Committee held three meetings during Fiscal 2000. The Audit Committee held three meetings, held one telephonic conference call and did not take action by unanimous written consent in Fiscal 2001. The Board believes that all the members of the Audit Committee qualify as independent directors under the rules of AMEX.

     The Compensation Committee currently consists of David L. Goldsmith, Edward
R. Stolman and Barry Reichmann. This committee establishes a general compensation policy for the Company and approves increases both in directors' fees and in salaries paid to officers and senior employees of the Company. The Compensation Committee determines, subject to the provisions of the Company's benefit plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and terms and conditions under which benefits may be vested, received or exercised. The Compensation Committee did not hold any meetings and took action by unanimous written consent on one occasion in Fiscal 2000. The Compensation Committee held two meetings and did not take action by telephonic conference call or by unanimous written consent in Fiscal 2001.

COMPENSATION OF DIRECTORS

     The members of the Board of Directors who are also employees of the Company do not receive cash compensation for their services as directors. Prior to July 1, 2001, each member of the Board of Directors who was not an employee of the Company received a $5,000 annual retainer for the member's services as a director, payable quarterly. Commencing March 31, 2001, and continuing thereafter, each non-employee director will receive a $25,000 annual retainer for the member's services as a director, payable quarterly. In addition, each non-employee director receives (ii) $1,000 for each meeting attended and (iii) $500 for each telephonic meeting in which the member participated. All directors are reimbursed for reasonable expenses incurred in attending board and committee meetings and otherwise carrying out their duties. In addition, under the Company's 1996 Stock Incentive Plan (as amended from time to time, the "Incentive Plan"), each non-employee director was granted non-qualified stock options to purchase 15,000 shares of Common Stock upon each director's initial election to the Board and each non-employee director will be granted 5,000 shares of Common Stock at each annual meeting of stockholders for the duration of his or her term. Under the Incentive Plan during Fiscal 2000, Barry Reichmann received non-qualified stock options for 15,000 shares of Common Stock and David Goldsmith and George Strong received non-qualified stock options for 5,000 shares of Common Stock. Under the Incentive Plan during Fiscal 2001, Gary Goodman and Y. Dov Meyer received non-qualified stock options for 15,000 shares of Common Stock. In February 2001, each of the members of the Board received non-qualified stock options for 85,000 shares of Common Stock, which options were granted outside of the Company's Incentive Plan as additional compensation to the Board for their efforts in connection with the restructuring of the Company's debt and lease obligations.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation information for the four fiscal years ended June 30, 2001 for the Company's Chief Executive Officer and for the four other most highly compensated executive officers of the Company for Fiscal 2000 and Fiscal 2001, as well as three additional executive officers who resigned during Fiscal 2000 and Fiscal 2001 (the "Named Executive Officers").

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                   ------------
                                                     ANNUAL COMPENSATION            SECURITIES
                                       FISCAL      ------------------------         UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION(S)          YEAR       SALARY($)    BONUS($)(1)       OPTIONS(#S)(2)      COMPENSATION($)
------------------------------          ----       ---------    -----------       --------------      ---------------
Brad E. Hollinger....................   2001        235,504       105,000(1)(a)       85,000(2)           500,000(4)
  Chairman of the Board, President      2000        225,000            --(1)(b)      125,000(3)                --
  and Chief Executive Officer           1999        225,000       150,000(1)(c)      100,000(3)                --
                                        1998        200,000       116,250(1)(d)           --                   --
Gary W. Anderson.....................   2001        180,000        65,000(1)(a)           --                   --
  Chief Operating Officer               2000        160,129            --(1)(b)      130,000(3)             5,000(5)
                                        1999             --            --(1)(c)           --                   --
                                        1998             --            --(1)(d)           --                   --
Clint T. Fegan.......................   2001        166,400        35,000(1)(a)           --                   --
  Chief Financial Officer               2000        160,000            --(1)(b)       45,000(3)                --
                                        1999        110,616        11,880(1)(c)      146,000(3)            10,000(6)
                                        1998         65,027            --(1)(d)       15,000(3)                --
Robin L. Barber......................   2001        132,600        19,250(1)(a)           --                   --
  Senior Vice President and             2000        116,458            --(1)(b)       20,000(3)                --
  Legal Counsel                         1999         95,083        20,000(1)(c)       25,000(3)                --
                                        1998         77,500        16,000(1)(d)        7,500(3)                --
Robert J. Sutton.....................   2001        116,034        25,000(1)(a)           --                   --
  Senior Vice President of Corporate    2000        100,467            --(1)(b)       15,000(3)                --
  Services                              1999         95,700        32,200(1)(c)       18,000(3)                --
                                        1998         92,000        34,000(1)(d)           --                   --
Stephen G. Marcus(7).................   2001             --            --(1)(a)           --                   --
  Chief Operating Officer               2000        100,000            --(1)(b)           --              727,692(8)
                                        1999        184,900        42,500(1)(c)       60,000(3)                --
                                        1998         83,802            --(1)(d)      150,000(3)            20,000(9)
Michael P. Kelly(10).................   2001         83,200        25,000(1)(a)           --               56,320(11)
  Senior Vice President of Operations   2000        125,833        42,650(1)(b)       12,000(3)                --
                                        1999         85,000        38,750(1)(c)       20,000(3)                --
                                        1998         77,500        31,250(1)(d)           --                   --
David K. Barber(12)..................   2001         56,650         7,500(1)(a)           --               92,305(13)
  Senior Vice President of
    Construction                        2000        110,000            --(1)(b)       15,000(3)                --
                                        1999        110,000        33,400(1)(c)       15,000(3)                --
                                        1998         83,500        31,000(1)(d)           --                   --

---------------
 (1) Reflects performance bonuses paid in (a) Fiscal 2001, (b) Fiscal 2000, (c) the year ended June 30, 1999 ("Fiscal 1999"), and (d) the year ended June 30, 1998 ("Fiscal 1998"), for services rendered in (i) Fiscal

     2000, (ii) Fiscal 1999, (iii) Fiscal 1998 and (iv) the year ended June 30, 1997, respectively. No performance bonuses were paid to the Named Executive Officers for services rendered in Fiscal 2001.

 (2) Options granted outside of the Company's Incentive Plan to purchase shares of Common Stock. Options granted during Fiscal 2000 and Fiscal 2001 are described in greater detail below.

 (3) Options granted pursuant to the Company's Incentive Plan to purchase shares of Common Stock. Options granted during Fiscal 2000 and Fiscal 2001 are described in greater detail below.

 (4) Represents a sign-on bonus received by Mr. Hollinger in Fiscal 2001.

 (5) Represents a sign-on bonus received by Mr. Anderson in Fiscal 2000.

 (6) Represents a sign-on bonus received by Mr. Fegan in Fiscal 1999.

 (7) Mr. Marcus resigned from the Company effective December 31, 1999.

 (8) Represents amounts paid to Mr. Marcus for (a) accrued but unused vacation and (b) severance pursuant to Mr. Marcus' employment agreement dated November 24, 1997 with the Company.

 (9) Represents a sign-on bonus received by Mr. Marcus in Fiscal 1998.

(10) Mr. Kelly resigned from the Company effective February 28, 2001.

(11) Represents amounts paid to Mr. Kelly for (a) accrued but unused vacation and (b) severance pursuant to Mr. Kelly's separation agreement dated March 1, 2001 with the Company.

(12) Mr. Barber resigned from the Company effective December 31, 2000.

(13) Represents amounts paid to Mr. Barber for (a) accrued but unused vacation and (b) severance pursuant to Mr. Barber's separation agreement dated December 28, 2000 with the Company.

OPTION GRANTS IN FISCAL 2000

     The table below sets forth information with respect to stock options granted to the Named Executive Officers in Fiscal 2000. The options listed below are included in the Summary Compensation Table above.

                                                                                    POTENTIAL REALIZABLE VALUE
                          NUMBER OF     % OF TOTAL                                     AT ASSUMED RATES OF
                          SECURITIES     OPTIONS                                     STOCK PRICE APPRECIATION
                          UNDERLYING    GRANTED TO                                      FOR OPTION TERM(7)
                           OPTIONS     EMPLOYEES IN    EXERCISE     EXPIRATION      --------------------------
NAME                      GRANTED(1)   FISCAL YEAR    PRICE($/SH)      DATE             5%             10%
----                      ----------   -----------    -----------      ----         -----------    -----------
Brad E. Hollinger.......   125,000        18.04%         2.41       2/22/2010(2)     $182,328       $468,767
Gary W. Anderson........    65,000         9.38%         1.88       8/10/2009(3)     $ 76,322       $193,912
                            65,000         9.38%         2.41       2/22/2010(2)     $ 94,811       $243,759
Clint T. Fegan..........    45,000         6.49%         2.41       2/22/2010(2)     $ 65,638       $168,756
Robin L. Barber.........    20,000         2.89%         2.41       2/22/2010(2)     $ 29,172       $ 75,003
Robert J. Sutton........    15,000         2.16%         2.41       2/22/2010(2)     $ 21,879       $ 56,252
Stephen G. Marcus(4)....        --            --           --              --              --             --
Michael P. Kelly........    12,000         1.73%         2.41       2/22/2010(2)(5)  $ 17,503       $ 45,002
David K. Barber.........    15,000         2.16%         2.41       2/22/2010(2)(6)  $ 21,879       $ 56,252

---------------
(1) Options granted pursuant to the Incentive Plan to purchase shares of Common Stock. Subject to the approval of the Compensation Committee, the exercise price and applicable withholding taxes may be paid in cash or in shares of the Company's Common Stock (whether previously owned or to be acquired upon exercise), or by other methods which comply with the Incentive Plan and applicable law.

(2) One quarter of the options vested on February 22, 2001 and the remainder will vest in equal increments on February 22, 2002, 2003 and 2004 subject to the provisions of the Incentive Plan.

(3) One quarter of the options vested on August 10, 2000 and the remainder will vest in equal increments on August 10, 2001, 2002 and 2003 subject to the provisions of the Incentive Plan.

(4) As of December 31, 1999, Mr. Marcus had been granted 210,000 stock options. In accordance with the Company's Incentive Plan and an extension granted by the Company, Mr. Marcus had until May 15, 2000

    (the "Expiration Date") to exercise any or all stock options that had vested as of the Expiration Date. Mr. Marcus did not exercise any of his vested stock options and the options all automatically expired on the Expiration Date.

(5) In accordance with the Incentive Plan, Mr. Kelly's outstanding stock options (including those granted on February 22, 2000) continued to vest and were exercisable until May 29, 2001. Mr. Kelly did not exercise any of his vested stock options and the options all automatically expired on May 29, 2001.

(6) In accordance with the Incentive Plan, Mr. Barber's outstanding stock options (including those granted on February 22, 2000) continued to vest and were exercisable until March 31, 2001. Mr. Barber did not exercise any of his vested stock options and the options all automatically expired on March 31, 2001.

(7) These assumed "potential realizable values" are mathematically derived from certain prescribed rates of stock appreciation. The actual value of these option grants is dependent on the future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved. These values are calculated using the estimated fair market values of the Common Stock on August 10, 1999 and February 22, 2000, of $1.875 and $2.375 per share, respectively, and assume that all such options are currently exercisable.

OPTION EXERCISES AND FISCAL 2000 YEAR-END OPTION VALUE

     No options were exercised by the Named Executive Officers in Fiscal 2000. The options listed below are included in the Summary Compensation Table above.

                                                         NUMBER OF
                                                   SECURITIES UNDERLYING           VALUE OF UNEXERCISABLE
                                                    UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                                    AT FISCAL YEAR-END               AT FISCAL YEAR-END
NAME                                            (EXERCISABLE/UNEXERCISABLE)    (EXERCISABLE/UNEXERCISABLE)(3)
----                                            ---------------------------    ------------------------------
Brad E. Hollinger.............................        (81,250/218,750)                      0/0
Gary W. Anderson..............................             (0/130,000)                      0/0
Clint T. Fegan................................        (49,625/163,875)                      0/0
Robin L. Barber...............................         (39,532/44,843)                      0/0
Robert J. Sutton..............................         (23,625/34,875)                      0/0
Stephen G. Marcus.............................                   (0/0)(2)                   0/0
Michael P. Kelly..............................         (10,625/28,875)(3)                   0/0
David K. Barber...............................         (13,594/29,531)(4)                   0/0

---------------
(1) The fair market value of the underlying securities did not exceed the exercise price of the unexercised options held at June 30, 2000.

(2) As of December 31, 1999, Mr. Marcus had been granted 210,000 stock options. In accordance with the Company's Incentive Plan and an extension granted by the Company, Mr. Marcus had until May 15, 2000 (the "Expiration Date") to exercise any or all stock options that had vested as of the Expiration Date. Mr. Marcus did not exercise any of his vested stock options and the options all automatically expired on the Expiration Date.

(3) In accordance with the Incentive Plan, Mr. Kelly's outstanding stock options (including those granted on February 22, 2000) continued to vest and were exercisable until May 29, 2001. Mr. Kelly did not exercise any of his vested stock options and the options all automatically expired on May 29, 2001.

(4) In accordance with the Incentive Plan, Mr. Barber's outstanding stock options (including those granted on February 22, 2000) continued to vest and were exercisable until March 31, 2001. Mr. Barber did not exercise any of his vested stock options and the options all automatically expired on March 31, 2001.

OPTION GRANTS IN FISCAL 2001

     The table below sets forth information with respect to stock options granted to the Named Executive Officers in Fiscal 2001. The options listed below are included in the Summary Compensation Table above.

                                                                                    POTENTIAL REALIZABLE VALUE
                          NUMBER OF     % OF TOTAL                                     AT ASSUMED RATES OF
                          SECURITIES     OPTIONS                                     STOCK PRICE APPRECIATION
                          UNDERLYING    GRANTED TO                                      FOR OPTION TERM(3)
                           OPTIONS     EMPLOYEES IN    EXERCISE     EXPIRATION      --------------------------
NAME                      GRANTED(1)   FISCAL YEAR    PRICE($/SH)      DATE             5%             10%
----                      ----------   -----------    -----------      ----         ----------      ----------
Brad E. Hollinger.......    85,000(1)     14.7%          0.42       2/20/2011(2)     $22,452         $56,897
Gary W. Anderson........         0           --            --              --             --              --
Clint T. Fegan..........         0           --            --              --             --              --
Robin L. Barber.........         0           --            --              --             --              --
Robert J. Sutton........         0           --            --              --             --              --
Stephen G. Marcus.......         0           --            --              --             --              --
Michael P. Kelly........         0           --            --              --             --              --
David K. Barber.........         0           --            --              --             --              --

---------------
(1) Options granted were granted outside of the Incentive Plan to purchase shares of Common Stock.

(2) The options granted vested immediately on February 19, 2001.

(3) These assumed "potential realizable values" are mathematically derived from certain prescribed rates of stock appreciation. The actual value of these option grants is dependent on the future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved. These values are calculated using the estimated fair market value of the Common Stock on February 20, 2001 of $0.42 per share, and assume that all such options are currently exercisable.

OPTION EXERCISES AND FISCAL 2001 YEAR-END OPTION VALUE

     No options were exercised by the Named Executive Officers in Fiscal 2001. The options listed below are included in the Summary Compensation Table above.

                                                         NUMBER OF
                                                   SECURITIES UNDERLYING           VALUE OF UNEXERCISABLE
                                                    UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                                    AT FISCAL YEAR-END               AT FISCAL YEAR-END
NAME                                            (EXERCISABLE/UNEXERCISABLE)    (EXERCISABLE/UNEXERCISABLE)(1)
----                                            ---------------------------    ------------------------------
Brad E. Hollinger.............................       (241,250/143,750)                      0/0
Gary W. Anderson..............................         (32,500/97,500)                      0/0
Clint T. Fegan................................       (103,000/110,500)                      0/0
Robin L. Barber...............................         (55,000/29,375)                      0/0
Robert J. Sutton..............................         (38,250/20,250)                      0/0
Stephen G. Marcus.............................                   (0/0)(2)                   0/0
Michael P. Kelly..............................                   (0/0)(3)                   0/0
David K. Barber...............................                   (0/0)(4)                   0/0

---------------
(1) The fair market value of the underlying securities did not exceed the exercise price of the unexercised options held at June 30, 2001.

(2) As of December 31, 1999, Mr. Marcus had been granted 210,000 stock options. In accordance with the Company's Incentive Plan and an extension granted by the Company, Mr. Marcus had until May 15, 2000 (the "Expiration Date") to exercise any or all stock options that had vested as of the Expiration Date. Mr. Marcus did not exercise any of his vested stock options and the options all automatically expired on the Expiration Date.

(3) In accordance with the Incentive Plan, Mr. Kelly's outstanding stock options (including those granted on February 22, 2000) continued to vest and were exercisable until May 29, 2001. Mr. Kelly did not exercise any of his vested stock options and the options all automatically expired on May 29, 2001.

(4) In accordance with the Incentive Plan, Mr. Barber's outstanding stock options (including those granted on February 22, 2000) continued to vest and were exercisable until March 31, 2001. Mr. Barber did not exercise any of his vested stock options and the options all automatically expired on March 31, 2001.

EMPLOYMENT AGREEMENTS

     Employment Agreement with the Chief Executive Officer. Mr. Hollinger entered into an employment agreement with the Company dated August 1, 1996, as amended December 21, 1999 and December 4, 2000 (collectively, the "Original Employment Agreement"). Pursuant to the Original Employment Agreement, for Fiscal 2000 and thereafter, Mr. Hollinger received, and was to receive, an annual salary of $225,000. On January 31, 2001, Mr. Hollinger entered into a new employment agreement with the Company, which was amended on August 30, 2001 (collectively, the "New Employment Agreement"). Under the New Employment Agreement, Mr. Hollinger received a signing bonus in the amount of $500,000 (the "Signing Bonus"). The New Employment Agreement expires on January 30, 2004, subject to two one-year renewals. Pursuant to the New Employment Agreement, for the period beginning January 31, 2001 and ending January 30, 2002, Mr. Hollinger is to receive an annual base salary of $250,000. For the period beginning on January 31, 2002 and ending on January 30, 2003, Mr. Hollinger is to receive an annual base salary of $275,000. For the period beginning January 31, 2003 and ending on January 30, 2004, and for the first and second renewal terms, Mr. Hollinger is to receive an annual base salary of $300,000. For each fiscal year of the Company throughout the term of the New Employment Agreement, Mr. Hollinger is also entitled, in the sole discretion of the Board, to receive an annual bonus in an amount not to exceed 75% of his base salary, at the rate then in effect. The Board also has the discretion to direct the Company to grant Mr. Hollinger the right to purchase shares in the Common Stock of the Company, the price and number of shares of which will be determined by the Board, in its sole discretion. Pursuant to the New Employment Agreement, as an additional incentive bonus, Mr. Hollinger is entitled to receive a cash payment in the amount of $500,000 (the "Incentive Bonus") if he achieves a Successful Restructuring (as defined in the New Employment Agreement) of the Company on or before December 31, 2002. The Incentive Bonus is due and payable immediately upon the execution of letters of intent/terms sheets evidencing the terms and conditions of the transactions that constitute the "Successful Restructuring". If Mr. Hollinger is terminated without cause on or before October 31, 2002, he will be entitled to receive a cash payment in the amount of $500,000 within 10 business days of such termination. If Mr. Hollinger is terminated without cause after October 31, 2002 but before January 30, 2004, he will be entitled to a cash payment in an amount equal to three times his annual cash compensation at the rate then in effect within 10 business days of such termination. If the term of the New Employment Agreement is renewed and Mr. Hollinger is terminated without cause after January 30, 2004 but before the expiration of either the first or second renewal term, he will be entitled to receive a cash payment in an amount equal to his annual cash compensation at the rate of $300,000 within 10 business days of such termination. If Mr. Hollinger voluntarily resigns or retires from the Company, his employment will terminate on the effective date of his resignation or retirement and the Company will have no obligations or liabilities to Mr. Hollinger except to the extent required by law.

     Employment Agreements, Change in Control Arrangements and Termination of Employment with Other Named Executive Officers. Mr. Anderson was a party to a change in control agreement with the Company dated July 29, 1999 (the "Anderson Change in Control Agreement") that provided in the event of a Change in Control (as defined in the Anderson Change in Control Agreement) of the Company that resulted in Mr. Anderson's position being diminished in scope of authority and responsibility or a change in reporting responsibility, or if he was terminated without cause, in each case within a specified period following the Change in Control, Mr. Anderson was entitled to receive a cash payment within 30 days of the occurrence of such an event in an amount equal to two times his annual compensation then in effect. In addition, all outstanding stock options granted to Mr. Anderson under the Incentive Plan would vest immediately and would be exercisable subject to the provisions of the Incentive Plan. The Anderson Change in Control Agreement expired in December 2000 and no payments were made to Mr. Anderson thereunder.

     Mr. Fegan is a party to an employment agreement with the Company dated February 11, 1999, as amended December 21, 1999 (the "Fegan Employment Agreement"). The Fegan Employment Agreement expires on February 11, 2002, subject to annual extensions thereafter. Pursuant to the Fegan Employment Agreement, Mr. Fegan is entitled to receive an annual salary of $160,000, subject to increase by the Board of Directors. For each fiscal year of the Company throughout the term of the agreement, Mr. Fegan is also entitled to receive an annual bonus of up to 50% of his base salary based upon his performance of stated objectives and the Company's achievement of certain levels of pre-tax earnings to be determined by the Board of Directors. Pursuant to the Fegan Employment Agreement, the Company granted Mr. Fegan options to purchase 125,000 shares of Common Stock at a purchase price of $2.53, the fair market value of a share of Common Stock on March 3, 1999. These options generally vest in accordance with the Incentive Plan (including the Change of Control acceleration provision contained in such plan), provided that if the Company experiences a Change in Control (as defined in the Fegan Employment Agreement), the options will become fully vested and exercisable in accordance with the Incentive Plan. If the Company terminates Mr. Fegan's employment without Cause, other than following a Change in Control (as such terms are defined in the Fegan Employment Agreement), he will be entitled to receive an amount equal to his annual compensation plus the amount of any pro-rata bonus accrued for that year (the "Termination Payment"). At the Company's option, the Termination Payment may be paid in cash (i) in a lump sum within 45 days or (ii) in 12 equal monthly installments following such termination. In the event of a Change in Control of the Company that results in Mr. Fegan's position being diminished in scope of authority and responsibility or a change in reporting responsibility, or if he is terminated without Cause, in each case within a specified period following the Change in Control, Mr. Fegan is entitled to receive a cash payment within 30 days of the occurrence of such an event in an amount equal to three times his annual compensation then in effect plus his annual bonus percentage payable for the year in which the event occurred; provided, however, the bonus is payable only if the Company's annual operating budget was achieved and Mr. Fegan was employed for the entire year.

     Ms. Barber is a party to a change in control agreement with the Company dated November 20, 1998, as amended December 21, 1999 (the "Barber Change in Control Agreement"), that provides in the event of a Change in Control (as defined in the Barber Change in Control Agreement) of the Company that results in Ms. Barber's position being diminished in scope of authority and responsibility or a change in reporting responsibility, or if she is terminated without cause, in each case within a specified period following the Change in Control, Ms. Barber is entitled to receive a cash payment within 30 days of the occurrence of such an event in an amount equal to two times her annual compensation then in effect plus the maximum amount of her potential annual bonus percentage payable for the year in which the event occurred. In addition, all outstanding stock options granted to Ms. Barber under the Incentive Plan will vest immediately and will be exercisable subject to the provisions of the Incentive Plan.

     Mr. Sutton is a party to an employment agreement with the Company dated September 20, 1995 (the "Sutton Employment Agreement"). The Sutton Employment Agreement had an initial term of three years and, to date, has been automatically renewed for successive one-year terms. During the current term of the Sutton Employment Agreement, Mr. Sutton is entitled to receive a base salary of $116,033, subject to increases as determined by the Board of Directors, and an annual bonus of not less than 40% of his base salary upon achievement of the annual operating budget as approved by the Board of Directors. In the event of a termination following a Change in Control (as defined in the Sutton Employment Agreement), Mr. Sutton will be entitled to a lump sum cash payment equal to his total cash and bonus compensation for the preceding three years.

     Mr. Marcus resigned from the Company effective December 31, 1999. Mr. Marcus was a party to an employment agreement with the Company dated November 24, 1997 (the "Marcus Employment Agreement"). Pursuant to the Marcus Employment Agreement, for Fiscal 2000, Mr. Marcus was entitled to receive an annual salary of $200,000 and an annual bonus of up to 60% of his base salary based upon his performance of stated objectives and the Company's achievement of certain levels of pre-tax earnings to be determined by the Board of Directors. Pursuant to the Marcus Employment Agreement, the Company granted Mr. Marcus the right to purchase 150,000 shares of Common Stock at a purchase price of $6.50, the fair market value of a share of Common Stock on January 5, 1998. On each anniversary date of the Marcus Employment Agreement, the Company agreed to grant Mr. Marcus the right to purchase additional shares of Common Stock in an amount of not less than 30,000 shares annually. These options were generally to vest in accordance with the Incentive Plan (including the Change of Control acceleration provision contained in such plan). Pursuant to the Marcus Employment Agreement, upon Mr. Marcus' resignation, his options became fully vested and exercisable in accordance with the Incentive Plan and he received a cash payment of $727,692, an amount equal to three times his annual salary plus his maximum potential bonus for Fiscal 2000 and his accrued unused vacation, less applicable state, federal and local tax withholdings. Mr. Marcus' stock options automatically expired on May 15, 2000 and none were exercised. Mr. Marcus is also entitled to participate in the Company's health care benefits until December 31, 2001.

     Mr. Kelly resigned from the Company effective February 28, 2001. Mr. Kelly was a party to an employment agreement with the Company dated January 31, 1997, as subsequently amended (the "Kelly Employment Agreement"). The Kelly Employment Agreement had an initial term of three years and was automatically renewed on January 31, 2001. Unless either the Company or Mr. Kelly gave the other party written notice of the intention not to renew the Kelly Employment Agreement at least 90 calendar days before the expiration of the existing term, the Kelly Employment Agreement would be automatically renewed for successive one-year periods. During the current term of the Kelly Employment Agreement, Mr. Kelly was entitled to receive a base salary of $120,000, subject to increases as determined by the Board of Directors. During Fiscal 2000, Mr. Kelly received a base salary of $125,983. Throughout the term of the Kelly Employment Agreement, Mr. Kelly was also entitled to receive an annual bonus in an amount up to 70% of his base salary upon achievement by the Company of certain levels of pre-tax earnings to be determined by the Board of Directors. On March 1, 2001, Mr. Kelly and the Company entered into a separation agreement (the "Kelly Separation Agreement") that supersedes the Kelly Employment Agreement and provides for Mr. Kelly to receive certain severance benefits. On April 30, 2001, Mr. Kelly received a lump sum payment in the amount of $19,920 representing the value of his accrued but unused vacation days as of the date of his resignation. Mr. Kelly will also receive six months of severance pay at the annual salary in effect upon his resignation, which will be paid semi-monthly in accordance with the Company's normal payroll practices, commencing on March 30, 2001 and continuing through September 15, 2001.

     Mr. Barber resigned from the Company effective December 30, 2000. Mr. Barber was a party to a change in control agreement with the Company dated September 23, 1998 (the "D. Barber Change in Control Agreement") that provided in the event of a Change in Control (as defined in the D. Barber Change in Control Agreement) of the Company that resulted in Mr. Barber's position being diminished in scope of authority and responsibilities or a change in reporting responsibility, or if he was terminated without cause, in each case within a specified period following the Change in Control, Mr. Barber was entitled to receive a cash payment within 30 days of the occurrence of such an event in an amount equal to two times his annual compensation then in effect plus the maximum amount of his potential annual bonus percentage payable for the year in which the event occurred. In addition, all outstanding stock options granted to Mr. Barber under the Incentive Plan would vest immediately and would be exercisable subject to the provisions of the Incentive Plan. On December 28, 2000, Mr. Barber and the Company entered into a separation agreement (the "Barber Separation Agreement") that supersedes the D. Barber Change in Control Agreement and provides for Mr. Barber to receive certain severance benefits. On January 12, 2001, Mr. Barber received an initial lump sum severance payment in the amount of $15,000 (less applicable withholdings and deductions). On January 12, 2001, Mr. Barber also received a lump sum payment in the amount of $13,075 representing the value of his accrued but unused vacation days as of his resignation. Mr. Barber will also receive severance pay in the amount of $256,920 (less applicable withholdings and deductions), which amount is equal to the sum of (i) two times Mr. Barber's final annual salary of $113,300 and (ii) a bonus equal to 40% of Mr. Barber's final annual salary. Mr. Barber's severance will be paid semi-monthly in accordance with the Company's normal payroll practices, commencing on January 12, 2001 and continuing through December 31, 2002 (the "Salary Continuation Period"). In the event the Company is recapitalized through an equity security or a hybrid equity security raising proceeds in excess of $15,000,000 or the Company is acquired during the Salary Continuation Period, Mr. Barber will be entitled to a lump sum payment of his unpaid severance within five days of closing on the recapitalization or acquisition. Mr. Barber's stock options representing an aggregate of 43,125 shares of Common Stock vested immediately on December 31, 2000 and were exercisable until March 31, 2001, subject to the provisions of the Incentive Plan. Mr. Barber's stock options automatically expired on March 31, 2001 and none were exercised.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed entirely of independent, non-employee directors. The Compensation Committee is responsible for reviewing and approving the compensation of the Company's executive officers and for determining the Company's general compensation policies. The Compensation Committee also administers the Incentive Plan.

     Executive Compensation Philosophy. The Compensation Committee endeavors to ensure that the compensation programs for the executive officers of the Company are effective in attracting and retaining key executives responsible for the success of the Company and are administered in appropriate fashion in the long-term interests of the Company and its stockholders. The Compensation Committee seeks to align total compensation for senior management with the overall performance of the Company as well as the individual performance of each executive officer. The Company's compensation package, which currently is comprised of base salary, bonuses and stock options, is intended to reinforce management's commitment to enhancing profitability and stockholder value.

     In determining the level and composition of compensation for the executive officers of the Company, the Compensation Committee considers various corporate and individual performance measures. The Compensation Committee also evaluates other external factors such as market conditions as well as compensation practices and financial performance of other companies in the assisted living industry.

     Executive Compensation Components. The key components of the Company's compensation policy are base salary, an annual incentive award and equity participation. These components are administered with the goal of providing total compensation that is competitive in the marketplace, rewarding successful financial performance and aligning executive officers' interests with those of the Company's stockholders. The Compensation Committee reviews each component of executive compensation on an annual basis.

     Base Salary. During Fiscal 2000 and Fiscal 2001, the base salaries for executive officers were slightly increased from the levels established by the Compensation Committee for Fiscal 1999 and Fiscal 2000, respectively.

     Annual Incentive Payments. Bonus payments to executive officers are based upon a combination of the Company's performance and the individual officer's achievement of pre-established performance goals. The Compensation Committee believes that a significant portion of total cash compensation for executive officers should be subject to the attainment by the Company and the individual of specific performance criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer's compensation at risk. Consequently, at the beginning of each year, the Compensation Committee establishes potential bonuses for executive officers based upon achievement by the Company and the individual of certain performance criteria. Based on the combined performance of the Company and the executive officers for Fiscal 2000, the executive officers achieved the established criteria and received bonus payments for Fiscal 2000 that were paid in Fiscal 2001. Based on the combined performance of the Company and the executive officers for Fiscal 2001, no bonuses were paid to the executive officers for Fiscal 2001 other than Mr. Hollinger's Signing Bonus in the amount of $500,000.

     Equity Participation Through Stock Options. The Compensation Committee believes that equity participation is a key component of its executive compensation policy. The use of stock-based awards provides a long-term link between the result achieved for the Company's stockholders and the rewards provided to executive officers. Stock options are granted to executive officers primarily based on the officer's actual and potential contribution to the Company's growth and profitability. These awards are designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of the Company's stockholders. Stock options, in particular, provide an effective incentive for management to create stockholder value over the long term since the full benefit of the option cannot be realized unless an appreciation of the price of the Company's Common Stock occurs over a number of years.

     In Fiscal 2000, options to purchase a total of 332,000 shares of the Company's Common Stock were granted to the Company's named executive officers (including options to purchase 125,000 shares that were granted to the Chief Executive Officer) with an exercise price equal to the fair market value of the underlying Common Stock at the date of grant. To encourage long-term performance, these options vest cumulatively in four annual installments of 25% and expire ten years from the date of the grant. In Fiscal 2001, the options to purchase 85,000 shares of the Company's Common Stock were granted to the Chief Executive Officer with an exercise price equal to the fair market value of the underlying Common Stock at the date of grant. These options vest immediately and expire ten years from the date of the grant.

     The Compensation Committee granted these stock options in recognition of the significant efforts expended by the executive officers in connection with the implementation of the Company's business plan. The Compensation Committee granted options to the executive officers based upon its judgment that the grants were appropriate and desirable considering the executive officers' actual and potential contribution to the Company. The assessment of actual and potential contribution was based on the Compensation Committee's subjective evaluation of each executive officer's ability, skill and leadership.

     Compensation of Chief Executive Officer. The base salary of Brad E. Hollinger, President, Chief Executive Officer and Chairman of the Board, was established as a result of the Compensation Committee's evaluation of Mr. Hollinger's performance, as well as the performance of the Company as a whole. For services rendered in Fiscal 2000, Mr. Hollinger received an annual base salary of $225,000 and a bonus of $105,000, which was not paid until Fiscal 2001. For services rendered in Fiscal 2001, Mr. Hollinger received an annual base salary of $235,504 and his Signing Bonus in the amount of $500,000. Mr. Hollinger is also entitled to receive his Incentive Bonus in the amount of $500,000 as more fully described under the heading "Employment Agreements" above.

     Under the Omnibus Budget Reconciliation Act of 1993, publicly held companies may not deduct compensation paid to a company's chief executive officer and the four other highest-paid executive officers to the extent that such compensation exceeds $1 million in any year for each such officer, unless such compensation qualifies as "performance-based." The Company was not affected by this limitation for the 2000 tax year. The Company will continue its efforts to preserve tax deductibility of compensation where it is reasonable and feasible to do so.

                                          David L. Goldsmith
                                          Edward R. Stolman
                                          Barry Reichmann

REPORT OF AUDIT COMMITTEE

     In December 1999, the Securities and Exchange Commission (the "SEC") approved the amendments to the AMEX's rules relating to the structure, membership and charter of the audit committee of companies whose stock is traded on the AMEX. In response to these new requirements, in June 2000, the Board adopted an audit committee charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Annex A. The Audit Committee is composed of four directors, each of whom is independent as defined by the American Stock Exchange listing standards. All of the members of the Audit Committee are financially literate and at least one member of the Audit Committee has accounting or related financial management expertise.

     The Audit Committee, on behalf of the Board, oversees the Company's financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements and the footnotes thereto in the Company's Fiscal 2000 and Fiscal 2001 Annual Reports to Stockholders and discussed with management the quality, and not just the acceptability, of the accounting principals, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Company's outside auditors are responsible for an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has discussed the matters as required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Company's outside auditors have expressed the opinion that the Company's audited financial statements conform to generally accepted auditing standards.

     The Audit Committee also discussed the outside auditors' independence from management and the Company, and received written disclosures concerning the outside auditors' independence required by the Independence Standards Board, including Independence Standards Board Standard No. 1.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements in the Company's Annual Reports on Form 10-K for the years ended June 30, 2000 and June 30, 2001, be filed with the SEC.

                                          David Goldsmith
                                          Barry Reichmann
                                          Edward Stolman
                                          Gary Goodman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None.

COMPARATIVE STOCK PERFORMANCE

     The following graph compares the performance of the Company's Common Stock against the AMEX Composite Stock Index and a peer group index for the period commencing with the Company's initial public offering on February 11, 1998 and ending June 30, 2001.

                                  [LINE GRAPH]

--------------------------------------------------------------------------------
                              2/98       6/98       6/99       6/00       6/01
--------------------------------------------------------------------------------
 Balanced Care               100.0       93.4       26.2       23.0        2.9
 AMEX Composite Index        100.0      102.1      113.0      132.5      130.0
 Assisted Living Index*      100.0       88.6       55.4       18.5       56.3


---------------

* Peer Group includes: ACR, ALF, ALI, BEV, CSU, ESC, HCR, SRS, SRZ.

     The peer group consists of American Retirement Corporation, Assisted Living Concepts, Inc., Alterra Healthcare Corporation, Beverly Enterprises, Capital Senior Living Corporation, Emeritus Assisted Living, Manor Care, Inc., ARV Assisted Living, Inc., and Sunrise Assisted Living, Inc.

     The graphs assume that $100 was invested on February 11, 1998, and that dividends were reinvested.

CERTAIN TRANSACTIONS AND RELATIONSHIPS WITH THE COMPANY; LEGAL PROCEEDINGS

     Directors and Executive Officers. Brad Hollinger, President, Chief Executive Officer and Chairman of the Board, was the sole member of Financial Care Investors, LLC, a Delaware limited liability company ("FCI"). FCI owned six Operator/Lessees (collectively, the "FCI Subsidiaries") that entered into management agreements, option agreements, and other transaction documents with the Company, and facility lease agreements with a Real Estate Investment Trust ("REIT") in September 1998. Effective September 30, 1999, FCI redeemed Mr. Hollinger's equity interests for nominal consideration and sold the equity interests to a group of third party investors.

     Mr. Hollinger, without admitting or denying the allegations, settled a proposed civil action brought by the SEC contending that he violated certain federal securities laws in connection with trading in the common stock of Continental Medical Systems, Inc. prior to its merger with Horizon Healthcare, Inc. in 1995. The SEC approved the settlement on May 12, 1998, which consisted of the entry of an order enjoining Mr. Hollinger from future violations of such securities laws and the payment of $21,625, representing profits allegedly realized by him and a family member, plus interest, and a civil monetary penalty in an amount equal to such payment, plus interest.

     Bill R. Foster, Sr., a director of the Company until October 1999, received $114,727 for leasing to the Company two assisted living facilities in Springfield and Nevada, Missouri and the Company's regional headquarters in Springfield, Missouri.

     Pier Borra, a director of the Company until December 2000, was a party to a consulting agreement with the Company to provide investor relations, tactical planning and other consulting services. In consideration for each hour of service not to exceed 120 hours per year, Mr. Borra is granted a non-qualified stock option for 250 shares of the Company's Common Stock, subject to the terms and conditions pertaining to "Independent Contractors" under the Company's Incentive Plan. During Fiscal 2000, Mr. Borra was granted a non-qualified stock option for 20,000 shares of the Company's Common Stock at an exercise price of $2.59 per share.

     Robin Barber, sister-in-law of Brad E. Hollinger and spouse of Scott J. Hollinger, has been employed by the Company as Director of Legal Services since 1996, Vice President and Senior Counsel since September 1997, and Senior Vice President and Legal Counsel since February 1999. During Fiscal 2000 and Fiscal 2001, Ms. Barber received an annual salary of $116,458 and 132,600, respectively.

     David Barber, brother of Robin L. Barber, was employed by the Company as Vice President--Construction from June 1996 until June 1998 and Senior Vice President--Construction from July 1998 until December 2000. During Fiscal 2000 and Fiscal 2001, David Barber received an annual salary of $110,000 and $56,650, respectively. David Barber resigned effective December 31, 2000.

     Scott J. Hollinger, brother of Brad E. Hollinger and spouse of Robin L. Barber, was employed by the Company as a Construction Project Manager from December 1996 until June 1998 and Director--Project Management from July 1998 until February 28, 2001. During Fiscal 2000 and Fiscal 2001, Scott J. Hollinger received an annual salary of $65,000 and $65,628, respectively. Scott J. Hollinger resigned effective February 28, 2001.

     Deborah Myers Welsh, spouse of Brad E. Hollinger, entered into a consulting agreement with the Company on February 3, 1997 to provide legal services at the rate of $110 per hour not to exceed 30 hours per week for 50 weeks. During Fiscal 2000 and 2001, Ms. Welsh received $118,120 and $99,340, respectively, under such arrangement.

 Significant Stockholder and Affiliated Group

     Subscription Agreement. Pursuant to the Subscription Agreement between the Company and IPC, IPC made an equity investment in the Company in the aggregate amount of $20,875,000, which was structured in two phases. In the first phase of the transaction, on October 11, 1999, IPC purchased 3,300,000 shares of Series C Convertible Preferred stock of the Company, par value $0.001 (the "Series C Preferred Stock") for an aggregate purchase price of $4,125,000, which was convertible into Common Stock on a one-to-one basis. In the second phase of the transaction, on December 21, 1999, the stockholders of the Company approved IPC's purchase of 13,400,000 newly issued shares of Common Stock for an aggregate purchase price of $16,750,000 pursuant to the Subscription Agreement. In connection with the stockholder approval and in accordance with the Subscription Agreement, the 3,300,000 shares of Series C Preferred Stock automatically converted into 3,300,000 newly issued shares of Common Stock. Pursuant to the Subscription Agreement, the Corporation agreed to nominate or appoint four of the nine members of the Company's Board of Directors as selected by IPC on an annual basis. In addition, IPC is entitled to designate at least 50% of the members of any committee of the Board of Directors. The Company cannot increase the size of its Board in excess of nine members without IPC's prior consent. As a result of the foregoing transactions and certain subsequent open market purchases, as of November 6, 2000, IPC owned 18,212,100 shares of Common Stock of the Company, representing approximately 53.3% of the outstanding shares of the Company. See also "Security Ownership."

     Debentures. On July 31, 2000, HR Investments Limited ("HR"), RH Investments Limited ("RH"), and VXM Investments Limited ("VXM" and together with HR and RH, collectively, the "Holders"), each purchased at par from the Company, 9.5% unsecured convertible grid debentures (as amended, collectively, the "Debentures"), in an aggregate principal amount equal to $14,000,000. The Debentures were purchased in accordance with the terms and conditions of three purchase agreements dated as of June 30, 2000 between the Company and each of the Holders. Under the Debentures, the Holders had the right, at any time up to and including the earlier to occur of the Early Termination Date (as defined below) and July 1, 2005 (the "Maturity Date"), to convert all or any part of the Debentures into Common Stock of the Company at the conversion rate of $2.00 per share (subject to adjustment as provided in the Debentures, the "Conversion Rate"). Interest under the Debentures accrued at an annual rate of 9.5% and is due and payable quarterly. The Company, at its option, could pay the interest in cash or in lieu of payment, and add the interest amount payable to the outstanding principal amount of the Debentures, subject to certain conditions precedent. The Company could terminate, on 30 days' written notice, the Holders' conversion rights at any time after December 31, 2002 if the average closing price per share of Common Stock of the Company on the AMEX for the 20 consecutive trading days ending five trading days preceding the date on which the notice of termination was given to the Holders by the Company was not less than 200% of the Conversion Rate (the "Early Termination Date"). Events of default occurred under the Debentures and as a result in accordance with the provisions of the Debentures they became immediately due and payable. Notwithstanding the foregoing, the Holders each notified the Company in writing that they did not intend to take any action to enforce their rights to receive payment of the outstanding obligations under the Debentures prior to April 6, 2001. On April 4, 2001, the Company paid the Holders all of the outstanding obligations in full under the Debentures with part of the proceeds of the VXM Loan discussed below.

     Proposed Offer. On November 6, 2000, IPC and the Company, based on the considerations of a special committee of certain of the independent directors of the Board of Directors of the Company (the "Special Committee"), entered into a letter agreement (the "Letter Agreement") pursuant to which IPC agreed to consider making an offer of $1.00 per common share in cash for the entire equity interest in the Company not already owned by IPC, subject to the completion of due diligence satisfactory to IPC in its sole discretion, and to the negotiation and execution of mutually satisfactory definitive documentation (the "Proposed Offer").

     Under the Letter Agreement, in consideration of HR, RH and VXM's willingness to make loans to the Company in the aggregate amount of $8,000,000 (as discussed below), and in further consideration of IPC incurring time and expense in conducting due diligence, the Company agreed to amend Section 6.8 of the Subscription Agreement dated as of October 8, 1999 between the Company and IPC to permit IPC to make the Proposed Offer. In addition, the Company agreed, subject to the fiduciary duties of the Company's board of directors, not to solicit, participate in discussions or negotiations concerning or furnish information to any person other than IPC until January 15, 2001. In the event the Company received an unsolicited request for information or an unsolicited acquisition proposal, if the Special Committee determined in its good faith judgment (after receiving the advice of counsel) that if the Company failed to participate in such discussions or negotiations with or provide such information to, the person making the acquisition proposal or requesting information, there was a reasonable probability that the Board of Directors would be in violation of its fiduciary duties under applicable law, then the Company was required to notify IPC and keep IPC fully informed of the status and details of any such acquisition proposal or inquiry. If such an acquisition proposal would have been approved by the Board of Directors prior to January 31, 2000, the Company was required to reimburse IPC for its documented costs and expenses (including, without limitation, reasonable attorneys' fees), in connection with the transactions contemplated by the Letter Agreement, up to an aggregate of $500,000.

     The Special Committee received an opinion dated November 6, 2000 from Raymond James & Associates, Inc., its financial advisors, to the effect that, subject to certain assumptions, limitations and qualifications, cash consideration of $1.00 per share was fair to the stockholders of the Company from a financial point of view. In addition, the Special Committee of the Board of Directors of the Company confirmed that it had determined that the consideration of $1.00 per share in cash for each share of the Company's outstanding common stock not owned by IPC and its affiliates was advisable and fair to the stockholders of the Company and, subject to negotiation of definitive agreements relating to the Proposed Offer acceptable to the Special Committee, the Special Committee would recommend that the Board of Directors of the Company approve and adopt such definitive agreements and the Special Committee would then recommend that stockholders of the Company tender into and/or vote to approve and adopt such definitive agreements as applicable, and once recommended, the Special Committee would not modify, amend or withdraw such recommendations, unless the Special Committee determined, in its good faith judgment (after receiving the advice of counsel), that if the Special Committee failed to modify, amend or withdraw such recommendations, there was a reasonable probability that the Special Committee would be in violation of its fiduciary duties under applicable law. In the Letter Agreement, the Company acknowledged that IPC would not be under any obligation to make such Proposed Offer. On December 5, 2000, IPC advised the Company and the Special Committee that IPC would not proceed with the Proposed Offer. Accordingly, the non-solicitation provisions of the Letter Agreement terminated.

     Loans. Under the Letter Agreement, the Company requested that HR, RH and VXM make loans to the Company in the aggregate amount of $8,000,000. On November 6, 2000, $6,500,000 of the $8,000,000 was loaned to the Company (the "$6.5M
Loan") and on December 7, 2000, the remaining $1,500,000 was loaned to the Company (the "$1.5M Loan"). The $6.5M Loan and the $1.5M Loan were evidenced by six promissory notes made by the Company, as follows: (1) a $2,166,667 note and a $500,000 note in favor of HR, (2) a $2,166,667 note and a $500,000 note in favor of RH and (3) a $2,166,666 note and a $500,000 note in favor of VXM (collectively, the "Initial Notes"). Interest accrued under the Initial Notes at a fixed annual rate of 12%, and was due and payable monthly in arrears. The Initial Notes had a maturity date of January 31, 2001. The Company did not make the payments required under the Initial Notes and therefore events of default occurred thereunder. In accordance with the provisions of the Initial Notes, all outstanding amounts were immediately due and payable. Notwithstanding the foregoing, HR, RH and VXM agreed in writing to extend the maturity of the Initial Notes until April 6, 2001. On April 4, 2001, the Company paid all of the outstanding obligations under the Initial Notes with part of the proceeds of the VXM Loan discussed below.

     On February 9, 2001, VXM made a loan to the Company in the amount of $750,000, as evidenced by a promissory note made by the Company in favor of VXM (the "February Note"). On March 7, 2001, VXM made a loan to the Company in the amount of $850,000 in favor of VXM (the "March Note" and, together with the February Note, collectively, the "Subsequent Notes"). Interest accrued under the Subsequent Notes at a fixed annual rate of 12% and was due and payable on maturity. The Subsequent Notes each had a maturity date of April 6, 2001. On April 4, 2001, the Company paid all of the outstanding obligations under the Subsequent Notes with part of the proceeds of the VXM Loan discussed below.

     On April 4, 2001, HR, RH and VXM made a loan to the Company in the original principal amount of $27,853,524, which amount has been increased from time to time to the current principal amount of $33,203,524 (the "VXM Loan"). The VXM Loan was made under the terms and conditions set forth in a loan agreement dated April 4, 2001 among the Company, HR, RH and VXM (as the same has been amended from time to time, the "VXM Loan Agreement"). The VXM Loan accrues interest at a fixed annual rate of 12% and has a maturity date of November 16, 2001. The Company used $26,003,524 of the proceeds to satisfy the obligations under the Debentures, the Initial Notes and the Subsequent Notes. The balance will be used by the Company for working capital.

     The VXM Loan is secured by a pledge of the stock of certain of the Company's subsidiaries (collectively, the "Subsidiaries") pursuant to a Stock Pledge Agreement dated as of April 4, 2001 (the "Stock Pledge Agreement"). In addition, the Company, the Subsidiaries, HR, RH, VXM and Heller Healthcare Finance, Inc. ("Heller") entered into a Subordination Agreement dated as of April 4, 2001 (as the same has been amended, the "Subordination Agreement"). Under the Subordination Agreement, HR, RH and VXM (collectively, the "Junior Lender") agreed to subordinate their respective rights and interests in and to the "Junior Debt" and the "Junior Loan Documents" (as such terms are defined in the Subordination Agreement) in favor of Heller, including the Junior Lender's rights under the Stock Pledge Agreement and the VXM Loan Agreement. The Junior Lender has agreed to refrain from taking any action or from receiving any payment with respect to the Junior Debt and the Junior Loan Documents until the Company's obligations to Heller are paid in full. As of September 28, 2001, the Company's outstanding obligations to Heller include a $50,737,000 bridge loan having a maturity date of December 31, 2002 (the "Heller Obligations").

     Meditrust Note. On December 30, 1999, the Company and IPC (collectively, "Maker") made a promissory note in the amount of $7,811,054 (the "Meditrust Note") in favor of New Meditrust Corporation, as assigned to La Quinta TRS II, Inc. on March 28, 2001 ("Meditrust"). The Meditrust Note had a maturity date of April 3, 2001 (the "Maturity Date"). On April 4, 2001, the Company received written notice from Meditrust that stated Maker had failed to pay the Meditrust Note on the Maturity Date and demanded immediate payment. To date, the Meditrust Note has not been paid by Maker. On or about June 20, 2001, La Quinta sued the Company and IPC in an action styled La Quinta TRS II, Inc. v. Balanced Care Corporation, et al., in the Superior Court Department of the Trial Court of the Commonwealth of Massachusetts at Civil Action No. 01-2810C. In that action, La Quinta asserted that the Company's and IPC's failure to pay the entire principal amount and all outstanding interest under the Meditrust Note on the Maturity Date was an event of default under the Meditrust Note, and that La Quinta is entitled to damages equal to the principal amount of the Meditrust Note of $7,811,054, together with late fees of $250 per month beginning in April 2001 and 18% interest per annum on the late charges and all costs and attorneys' fees incurred in collecting on the Meditrust Note, plus 18% interest per annum.

     The Company entered into an Indemnification, Defense, Hold Harmless and Reimbursement Agreement dated as of December 29, 1999 in favor of IPC (the "Indemnification Agreement"), under which the Company agreed to indemnify IPC for its obligations to Meditrust under the Meditrust Note. The Company's obligations under the Indemnification Agreement are secured by a pledge of the stock of certain of the Company's subsidiaries pursuant to a Stock Pledge Agreement dated as of April 18, 2000, as the same has been amended from time to time. IPC's rights and interests under the IPC Stock Pledge Agreement are also subordinated to the rights of Heller pursuant to a Third Amended and Restated Subordination Agreement dated as of March 7, 2001. IPC has agreed to refrain from taking any action or from receiving any payment arising under or with respect to the Indemnification Agreement until the Heller Obligations are paid in full.

     Right of First Refusal. IPC entered into a Right of First Refusal Agreement dated as of December 30, 1999 (the "Right of First Refusal Agreement") with Meditrust Mortgage Investments, Inc. ("MMI") and Meditrust Corporation ("MC" and together with MMI, the "Meditrust Parties"). Subject to the terms and conditions of the Right of First Refusal Agreement, including without limitation the provisions regarding termination, in the event the Meditrust Parties desire to transfer the 1,081,312 shares of Common Stock of the Company owned by the Meditrust Parties (the "Stock") to any party other than a direct or indirect subsidiary, the Meditrust Parties are obligated to offer to sell the Stock to IPC on the same terms.

     Interim Bridge Loan. On April 29, 2001, the Company entered into a non-binding letter agreement with IPC, as amended May 8, 2001, under which IPC agreed to provide the Company with interim financing in an amount of up to approximately $54,000,000 (the "Bridge Loan"). IPC's commitment to fund the Bridge Loan is subject to the Company reaching satisfactory agreements with its landlords to complete the Company's lease restructuring plan. The Bridge Loan is expected to have a four-month term and bear interest at a rate of 12% per annum. Interest will accrue and will be payable upon maturity. Subject to necessary approvals, the Bridge Loan is expected to be secured by (i) subordinated security interests in certain of the Company's encumbered assets and/or (ii) the pledge of stock of certain of the Company's subsidiaries. The Company expects to use the proceeds of the Bridge Loan, in part, to complete its lease restructuring, which the Company continues to negotiate with certain of its landlords to obtain covenant waivers, purchase options, rent reductions, rent abatements and/or rent deferrals in consideration for certain payments to the landlords. The remainder of the Bridge Loan is expected to be used to (i) retire existing short-term debt owed to IPC and (ii) provide working capital. As consideration for providing the Bridge Loan, the Company will pay a commitment fee in the amount of $1.08 million.

     IPC and the Holders may be deemed to be an affiliated group within the meaning of Section 13(d)(3) of the Exchange Act. See also "Security Ownership."

                               SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of the Company's Common Stock as of the Record Date by each person or group known by the Company to beneficially own more than five percent of outstanding Common Stock, each director, nominee for director and Named Executive Officer, and by all directors and executive officers as a group. Beneficial ownership was calculated on the basis of the amount of outstanding securities, plus securities deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. As of the Record Date, there were 34,172,847 issued and outstanding shares of Common Stock and no shares of Preferred Stock were issued and outstanding.

                                                                       AMOUNT AND
                                                                       NATURE OF
                                                                       BENEFICIAL      PERCENT OF
TITLE OF CLASS          NAME AND ADDRESS OF BENEFICIAL OWNER           OWNERSHIP         CLASS
--------------  -----------------------------------------------------  ----------      ----------
Common Stock    IPC Advisors S.A.R.L. ...............................  18,212,100(1)      53.3%
                  28 rue Jean Baptiste Fresez
                  L-1542 Luxembourg
Common Stock    Crosslink Capital, Inc. .............................   2,469,140(2)      7.20%
                  555 California Street, Suite 2350
                  San Francisco, CA 94104
Common Stock    Brad E. Hollinger....................................   1,033,213(3)       3.0%
Common Stock    David L. Goldsmith...................................     145,663(4)         *
Common Stock    Barry Reichmann......................................     105,000(5)         *
Common Stock    Edward R. Stolman....................................     124,250(6)         *
Common Stock    Gary Goodman.........................................     115,000(7)         *
Common Stock    Y. Dov Meyer.........................................     105,000(8)         *
Common Stock    Gary W. Anderson.....................................      48,750(9)         *
Common Stock    Clint T. Fegan.......................................     104,250(10)        *
Common Stock    Robin L. Barber......................................     130,929(11)        *
Common Stock    Robert J. Sutton.....................................      40,250(12)        *
Common Stock    Stephen G. Marcus....................................           0            0
Common Stock    Michael P. Kelly.....................................      78,750(13)        *
Common Stock    David K. Barber......................................      72,544            *
Common Stock    All Directors and Executive Officers as a Group (10
                  persons)(14).......................................   1,952,305(15)      5.5%

---------------
  *  Indicates ownership of less than 1% of the Common Stock.

 (1) LXB Investments Limited ("LXB") is the sole shareholder of IPC. The Lillian Trust (the "Lillian Trust") is the sole shareholder of LXB. The RBC Trustees (Guernsey) Limited ("RBC") is the trustee of the Lillian Trust. LXB, the Lillian Trust and RBC may each be deemed to be beneficial owners of the 18,212,100 shares pursuant to Rule 13d-3 of the Exchange Act. IPC, LXB, the Lillian Trust and RBC have shared voting and investment power with respect to the 18,212,100 shares of Common Stock. This information is based on the stockholder's Schedule 13D (Amendment No. 3) filed with the SEC on February 16, 2001.

 (2) Crosslink Capital, Inc. ("Crosslink") is a registered investment advisor. Michael Joseph Stark and Seymour Franklin Kaufman are the controlling stockholders of Crosslink. Messrs. Stark and Kaufman share voting and investment power with respect to the 2,469,140 shares of Common Stock and Mr. Kaufman has sole voting and investment power with respect to 223,134 shares of Common Stock. This information is based on the stockholder's
     Schedule 13G (Amendment No. 4) filed with the SEC on February 14, 2001.

 (3) Includes 253,750 shares subject to stock options presently exercisable or exercisable within 60 days. Also includes 1,150 shares held jointly by Brad
     E. Hollinger and his spouse, and 5,250 shares subject to a third party's right to purchase. Does not include 20,000 shares held by Mr. Hollinger's spouse subject to stock options. Mr. Hollinger disclaims beneficial ownership as to the 20,000 shares held by his spouse subject to stock options.

 (4) Includes 34,413 shares owned by the Goldsmith Family Trust. As the co-trustee, Mr. Goldsmith has voting and investment power with respect to the shares held by the trust and may be deemed to have indirect beneficial ownership of them. Also includes 111,250 shares held subject to stock options presently exercisable or exercisable within 60 days, including 5,000 shares that will be granted automatically as of the date of the Annual Meeting in accordance with the Company's Incentive Plan.

 (5) Includes 105,000 shares held subject to stock options presently exercisable or exercisable within 60 days, including 5,000 shares that will be granted automatically as of the date of the Annual Meeting in accordance with the Company's Incentive Plan.

 (6) Includes 18,000 shares owned by The Stolman Family Trust. Also includes 106,250 shares held subject to stock options presently exercisable or exercisable within 60 days, including 5,000 shares that will be granted automatically as of the date of the Annual Meeting in accordance with the Company's Incentive Plan.

 (7) Includes 105,000 shares held subject to stock options presently exercisable or exercisable within 60 days, including 5,000 shares that will be granted automatically as of the date of the Annual Meeting in accordance with the Company's Incentive Plan. Also includes 10,000 shares held by a corporation in which Mr. Goodman owns a controlling interest. Does not include 70,000 shares held by a corporation in which Mr. Goodman's spouse owns a controlling interest. Mr. Goodman disclaims beneficial ownership as to the 70,000 shares held by the corporation in which his spouse owns a controlling interest.

 (8) Includes 105,000 shares held subject to stock options presently exercisable or exercisable within 60 days, including 5,000 shares that will be granted automatically as of the date of the Annual Meeting in accordance with the Company's Incentive Plan. Does not include 13,600 shares held by Mr. Meyer's spouse. Mr. Meyer disclaims beneficial ownership as to the 13,600 shares held by his spouse.

 (9) Includes 48,750 shares held subject to stock options.

(10) Includes 104,250 shares held subject to stock options presently exercisable or exercisable within 60 days.

(11) Includes 59,375 shares held subject to stock options presently exercisable or exercisable within 60 days.

(12) Includes 40,250 shares held by Mr. Sutton subject to stock options presently exercisable or exercisable within 60 days.

(13) Mr. Kelly owns 78,750 shares with his spouse.

(14) Includes directors and officers as of September 30, 2001. Stephen G. Marcus resigned as an executive officer effective December 31, 1999, Mr. Barber resigned as an executive officer effective December 31, 2000 and Mr. Kelly resigned as an executive officer effective February 28, 2001.

(15) Includes 1,038,875 shares held subject to stock options presently exercisable or exercisable within 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers and any persons beneficially holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Commission and the AMEX. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates. All of these filing requirements were satisfied, except that Mr. Strong filed a Form 5 following the required filing date to reflect an acquisition of shares of Common Stock by Mr. Strong; Mr. Goodman filed an amended Form 3 following the required filing date to revise disclosure related to the beneficial ownership of certain of his shares of Common Stock; Mr. Sutton filed an amended Form 4 following the required filing date to reflect a disposition of shares of Common Stock by Mr. Sutton; and each of the members of the Board of Directors filed a Form 5 following the required filing date to reflect the grant of certain stock options. In making these statements, the Company has relied on copies of the reports that its officers, directors and beneficial owners of more than ten percent of the Company's Common Stock have filed with the Commission.

                            INDEPENDENT ACCOUNTANTS

     Independent Accountants. KPMG LLP has served as the independent accountants for Fiscal 2000 and Fiscal 2001 and continues to serve as independent accountants for the Company. Representatives of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The Board of Directors has selected KPMG LLP as the Company's independent accountants for the fiscal year ending June 30, 2002.

     Audit Fees. The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements for Fiscal 2000 and Fiscal 2001, and the reviews of the condensed financial statements included in the Company's Quarterly Reports on Forms 10-Q for Fiscal 2000 and Fiscal 2001, were $291,000 and $281,000, respectively.

     Financial Information Systems Design and Implementations Fees. There were no fees billed for information technology services rendered by KPMG LLP during Fiscal 2000 or Fiscal 2001.

     All Other Fees. The aggregate fees billed for all other services, exclusive of the fees disclosed above relating to financial statement audit services, rendered by KPMG LLP during Fiscal 2000 and Fiscal 2001, were $103,000 and $362,000, respectively. In Fiscal 2000, these other services consisted of assistance with SEC filings and income tax research and consulting services. In Fiscal 2001, these other services consisted of due diligence assistance services, income tax return preparation services and income tax research and consulting services.

     Consideration of Non-Audit Services Provided by Independent
Accountants. The Audit Committee of the Board of Directors has considered whether the provisions of the other services described above is compatible with maintaining the independence of KPMG LLP and found that the independence could be properly maintained.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Rule 14a-8 of the Exchange Act contains the procedures for including certain stockholder proposals in the Company's proxy statement and related materials. The deadline for submitting a stockholder proposal pursuant to Rule 14a-8 for the 2002 Annual Meeting of Stockholders (the "2002 Annual Meeting") of the Company is June 19, 2002. If the Company is not notified of a stockholder proposal by September 2, 2002, then the management proxies may have the discretion to vote against such stockholder proposal, even though such proposal is not discussed in the proxy statement. The Company reserves the right to reject, rule out of order, or to take appropriate action with respect to any proposal that does not comply with these or any other applicable requirements. Any stockholder proposals should be addressed to the Secretary of the Company, 1215 Manor Drive, Mechanicsburg, Pennsylvania 17055.

                                                                         ANNEX A

                           BALANCED CARE CORPORATION

                            AUDIT COMMITTEE CHARTER

ORGANIZATION:

     This Charter governs the operations of the audit committee (the "Committee") of Balanced Care Corporation (the "Company"). The Committee shall review and reassess this Charter at least annually and shall obtain the approval of the Board of Directors of the Company (the "Board") with respect to this Charter at that time.

     The Committee shall be appointed by the Board and shall be comprised of at least three directors, each of whom will be independent of the Company and its management and meet the requirements of the American Stock Exchange ("AMEX"). A director will be considered "independent" for this purpose if such director has no relationship that may interfere with the exercise of the director's independence from the Company and its management. Such relationships might include (but are not limited to) the following:

     - a director who is employed by the Company or any of its affiliates in the current year or any of the past three years;

     - a director who accepts any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

     - a director who is a member of the immediate family of an individual (including such director's spouse, parents, children, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone residing in such director's home) who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer;

     - a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed 5% of the Company's or the business organization's consolidated gross revenues for the year, or $200,000, whichever is more, in any of the past three years; or

     - a director who is employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

     All members of the Committee will be able to read and understand fundamental financial statements, or be able to do so within a reasonable period of time after appointment to the Committee. At least one member of the Committee will have past experience or background in finance or accounting.

STATEMENT OF POLICY:

     The Committee will provide assistance to the Board in fulfilling its oversight responsibility to the Company's shareholders, the investing community, and others with respect to the Company's (i) financial statements and the financial reporting processes, (ii) systems of internal accounting and financial controls, (iii) internal audit function, and (iv) annual independent audit of its financial statements and legal compliance and ethics programs, as each is established by the Board and by the Company's management. In so doing, the Committee will maintain free and open communications with the Company's internal and independent auditors and management, as well as the Board. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, or other experts, for this purpose.

RESPONSIBILITIES AND PROCESSES:

     The Committee, in carrying out its responsibilities, believes that its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The Committee will endeavor to direct the overall corporate goals of maintaining quality financial reporting, sound business risk practices and ethical behavior.

     The primary responsibility of the Committee will be to oversee the Company's financial reporting process on behalf of the Board and to report the results of its activities to the Board. The Company's management will be responsible for preparing the Company's financial statements, and the Company's independent auditors will be responsible for auditing those financial statements.

     The Committee Chair shall prepare and/or approve an agenda in advance of each meeting.

     The following describes the principal recurring processes of the Committee in carrying out its oversight responsibilities, which the Committee will implement to the full extent permitted by law:

     - The Committee will review and reassess the adequacy of this Charter at least annually and submit the Charter to the Board for approval; the Charter will be published at least every three years in accordance with the regulatory requirements of the Securities and Exchange Commission ("SEC").

     - The Committee will maintain a clear understanding with the Company's management and its independent auditors regarding the ultimate accountability of the independent auditors to the Committee and to the full Board.

     - The Committee will maintain the responsibility for and ultimate authority with respect to the selection, evaluation and replacement of the Company's independent auditors.

     - The Committee will obtain a formal written statement from outside auditors delineating all relationships between the auditor and the company, consistent with Independent Standards Board Standard No. 1.

     - The Committee will discuss with the Company's independent auditors any disclosed relationships or services that may impact the objectivity and independence of the auditor. The Committee will be responsible for taking, or recommending that the Board take, appropriate action to oversee the independence of the outside auditors.

     - The Committee will review annually the performance of the independent auditors and will recommend to the Board its selection of the Company's independent auditors for the upcoming year.

     - The Committee will review with the Company's counsel, at least annually, any legal, regulatory or ethical matters that could have a significant impact on the Company's financial statements.

     - The Committee will discuss with the Company's internal auditors and independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation, and make such recommendations to the Board in this regard as deemed necessary or appropriate by the Committee. The Committee will also discuss with such auditors the adequacy and effectiveness of the accounting and financial controls of the Company, including the Company's system to monitor and manage business risk, and its legal compliance and ethics programs.

     - The Committee will meet separately with the Company's internal auditors and its independent auditors, both with and without representatives of the Company's management present, to discuss the results of their examinations and any other matters they think should be brought to the Committee's attention.

     - The Committee will review the Company's interim financial statements, including footnotes, with both the Company's management and its internal auditors prior to the filing of the Company's Quarterly Report on Form 10-Q for a given quarter and will discuss the results of the quarterly review and any other matters required to be communicated by the independent auditors to the Committee under generally accepted auditing standards.

     - The Committee will discuss with the Company's management and its independent auditors the financial statements, including footnotes, to be included in the Company's Annual Report on Form 10-K (or Annual Report to Shareholders). The Committee will also discuss with the Company's management and its independent auditors their respective judgments with respect to (a) the quality, as opposed to only the acceptability, of the Company's accounting principles, (b) the reasonableness of significant judgments, and (c) the clarity of the disclosures in the financial statements. The Committee will recommend to the Board, based on its review and discussions with management and the auditors, whether the financial statements should be included in the Annual Report on Form 10-K filed with the SEC. The Committee will also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the Company's independent auditors under generally accepted auditing standards.

     - The Committee will review significant findings prepared by the Company's independent auditors, together with management's responses.

     - The Committee will annually prepare a report to the Company's shareholders as required by the SEC, which report will be included in the Company's annual proxy statement.

     - The Committee will otherwise meet with and request and obtain reports and information from such Company officers, employees, suppliers and others as the Committee shall determine to be necessary or desirable in carrying out its duties as set forth in this Charter.

     These processes are set forth in this Charter as a guide, with the understanding that the Committee may supplement such processes as it deems appropriate.

MEETINGS:

     The Committee may hold regular meetings on such days as it shall determine. Other meetings of the Committee shall be held at the request of the Chairperson of the Committee or any two other Committee members. Minutes of the meetings of the Committee shall be regularly kept by a person appointed by the Committee to do so.

ATTENDANCE:

     Such officers and other employees of the Company as the Committee may regularly or from time-to-time designate shall attend meetings of the Committee. At the invitation of the Committee, the members of the Board of Directors that do not serve on the Committee (the "Non-Committee Members") may attend meetings of the Committee; provided, however, the Non-Committee Members may not vote or have any decision making authority with respect to any matters over which the Committee presides.

OUTSIDE ASSISTANCE:

     The Committee is authorized to engage or employ such outside professional or other services as in its discretion may be required to fulfill its responsibilities at the Company's expense.

PROCEDURE:

     The Committee may adopt rules for its meetings and other activities. In the absence of such rules, Committee actions shall be governed by the Company's Bylaws in force at the time of such actions and by applicable law. In all cases, a quorum of the Committee shall be a majority of the persons then serving as members of the Committee.

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!


                         ANNUAL MEETING OF STOCKHOLDERS
                           BALANCED CARE CORPORATION

                                NOVEMBER 6, 2001


                Please Detach and Mail in the Envelope Provided
_______________________________________________________________________________

A /X/   Please mark your
        votes as in this
        example.

                     FOR all nominees           WITHHOLD
                     listed at right            AUTHORITY
                   (except as marked to     to vote for all
                    the contrary below).    nominees listed
                                               at right.
 1.  The Election                                            CLASS I DIRECTORS:
     of four          /  /                     /  /            Y. Dov Meyer
     directors                                                 Barry Reichmann
     listed at
     right.                                                CLASS III DIRECTORS:
                                                              David L. Goldsmith
(INSTRUCTIONS: To withhold authority to vote                  Brad E. Hollinger
for any individual nominee, draw a line through each nominee's name.)


3. To approve such other matters as may properly come before the meeting.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN
THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL
BE VOTED "FOR" THE PROPOSALS.



SIGNATURE _______________________ DATED __________, 2001

SIGNATURE _______________________ DATED __________, 2001

NOTE: Please sign exactly as name of nominee appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by presidents or other authorized officer. If a partnership, please sign in partnership name by authorized partner.